Artisan Partners Asset Management Inc. Reports May 2016 Assets Under Management
Milwaukee, WI - June 9, 2016 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management (AUM) as of May 31, 2016 totaled $97.9 billion. Separate accounts accounted for $45.8 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $52.1 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of May 31, 2016 - ($ Millions)
Global Equity Team
Non-U.S. Growth	28,045
Non-U.S. Small-Cap Growth	1,210
Global Equity	968
Global Small-Cap Growth	98

U.S. Value Team[1]
U.S. Mid-Cap Value	7,135
Value Equity	1,498

Growth Team
U.S. Mid-Cap Growth	14,473
U.S. Small-Cap Growth	2,164
Global Opportunities	8,003

Global Value Team
Non-U.S. Value	17,170
Global Value	14,733

Emerging Markets Team
Emerging Markets	204

Credit Team
High Income	1,510

Developing World Team
Developing World	685

Firm Total	$97,896
1U.S. Mid-Cap Value assets under management include approximately $180 million of assets transferred into the strategy as part of the Artisan Small Cap Value Fund reorganization, which occurred on May 23, 2016. Upon completion of the reorganization, Artisan Partners ceased to manage assets in the U.S. Small-Cap Value strategy.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com